EX-34.5

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Pacific Life Insurance Company:

We have  examined  management's  assertion,  included  in the accompanying Management's Report on Assessment of Compliance with SEC Regulation AB Servicing Criteria, that Pacific Life Insurance Company (the "Company") complied with the relevant servicing criteria set forth in Item 1122 (d) of the Securities and Exchange Commission's Regulation AB for the Securitized Commercial Mortgage Loans Operating Advisor Platform (the "Platform"), specifically criteria 1122(d)(3)(i)(a-c) and (d)(4)(vii), as of and for the year ended December 31, 2015, which management has determined to be applicable to the activities performed by the Company with respect to the Platform. Appendix A to management's assertion identifies the individual asset-backed transactions defined by management as constituting the Platform. Management is responsible for the Company’s compliance with the relevant servicing criteria. Our responsibility is to express an opinion on management's assertion about the Company's compliance with the relevant servicing criteria based on our examination.

Our examination was conducted in accordance with attestation standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the applicable servicing criteria, including tests on a sample basis of servicing activities related to the Platform, determining whether the Company performed those selected activities in compliance with the relevant servicing criteria during the specified period, and performing such other procedures as we considered necessary in the circumstances. Our procedures were limited to selected servicing activities performed by the Company during the period covered by this report and, accordingly, such samples may not have included servicing activities related to each specific asset-backed transaction included in the Platform. Further, an examination is not designed to detect noncompliance arising from errors that may have occurred prior to the period specified above that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the relevant servicing criteria.

In our opinion, management's assertion that the Company complied with the aforementioned applicable servicing criteria as of and for the year ended December 31, 2015 for the Securitized Commercial Mortgage Loans Operating Advisor Platform is fairly stated, in all material respects.

/s/ Deloitte & Touche LLP

February 26, 2016

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